Exhibit 10-bb







                                      LEASE

                                     between

                     999 RESEARCH PARKWAY INC., as Landlord

                                       and

                   AMERICAN LIGHTWAVE SYSTEMS, INC. as Tenant

                         Dated as of September 30, 1993

                                TABLE OF CONTENTS

No.  Description                                                    Page
- ---  -----------                                                    ----

1.   Definitions                                                     1
2.   Premises                                                        3
3.   Design and Construction                                         3
4.   Tenant's Contingency                                            6
5.   Determination of Rentable Area                                  6
6.   Parking                                                         6
7.   Rent                                                            6
8.   Possession                                                      7
9.   Use                                                             7
10.  Care of Building and Parking Area                               7
11.  Rules and Regulations                                           7
12.  Environmental Laws; Compliance With Laws                        7
13.  Alterations                                                     9
14.  Utilities and Services                                         10
15.  Entry by Landlord                                              11
16.  Subordination; Landlord Defaults Under Other Documents         11
17.  Estoppel Certificates                                          11
18.  Assumption of Risks                                            12
19.  Indemnification                                                12
20.  Insurance                                                      12
21.  Waiver of Insurable Claims                                     13
22.  Assignment and Subletting                                      13
23.  Damage or Destruction                                          13
24.  Eminent Domain                                                 14
25.  Defaults                                                       14
26.  Waiver of Lease Provisions                                     15
27.  Return of Possession to Landlord                               16
28.  Holding Over                                                   16
29.  Expansion Option                                               16
30.  Environmental Inspections                                      16
31.  Building Name and Identification                               17
32.  Notices                                                        17
33.  Memorandum of Lease; Recordable Termination                    17
34.  Effect of Tenant Defaults                                      17
35.  Broker's Commission                                            17
36.  Governing Law                                                  17
37.  Entire Agreement                                               18
38.  Successors and Assigns                                         18
39.  Building Roof Rights                                           18
40.  Meaning of "Other Tenants"; Effective Date                     18

                                TABLE OF EXHIBITS

A.  Arbitration Procedures                                          19

B.  Initial Office Premises; First Expansion Space

C.  Land

D.  Parking Area

E.  Severable Property

F.  Landlord's Work Letter

                                      LEASE

This Lease (referred to below as the "Lease") is entered into as of ______________, 1993, between 999 RESEARCH PARKWAY INC., a Connecticut corporation ("Landlord"), and AMERICAN LIGHTWAVE SYSTEMS, INC., a Delaware corporation ("Tenant").

1.  DEFINITIONS.  In this Lease:

"Arbitration" means an arbitration conducted in accordance with the arbitration procedures set forth on Exhibit A attached to this Lease.

"Base Building Work" means the Building and all related improvements (including the Building's grounds, parking lots, access roads, utility, storm sewer and sanitary sewer lines, lighting, elevators and heating, ventilating and air conditioning systems), exclusive only of the Tenant Improvements in the Building, to be constructed pursuant to the Final Base Building Plans and attached Exhibit F.

"Building" means the building to be constructed pursuant to this Lease in Meriden, Connecticut, on the Land.

"Casualty" means a fire, explosion, tornado, or other cause of damage to or destruction of the Building.

"Commencement Date" means the later of (1) March 15, 1994, or (2) the Monday following the date that the Base Building Work is Substantially Complete.

"Excusable Delays" means any unforeseeable delays due to strikes or other labor disturbance, civil disturbance, future order of any government, court or regulatory body claiming jurisdiction, unavailability of materials or labor through commercially reasonable sources, fire or any other cause beyond the reasonable control of the party by whom performance is required and its contractors and other representatives, other than a delay caused by a lack of funds. An Excusable Delay will be deemed to exist only if the party required to perform notifies the other party of the delay not later than 10 days after the occurrence of the event that gives rise to the delay and will be deemed to continue only so long as such party exercises due diligence to remove or overcome it, except that a party will not be required to settle a strike or other labor dispute when it does not wish to do so.

"Event of Default" is defined in Section 25 of this Lease.

"First Expansion Space" means the space in the Building identified on attached Exhibit B.

"Final Base Building Plans" means the final plans and specifications for the Base Building Work approved pursuant to Section 3 of this Lease, which will consist of architectural, mechanical and electrical construction drawings and related specifications.

"Final TI Plans" means the final plans and specifications for the Tenant Improvements for the First Expansion Space approved pursuant to Section 3 of this Lease, which will consist of architectural, mechanical and electrical construction drawings and related specifications.

"Initial Office Premises" means the space in the Building identified as such on attached Exhibit B.

"Initial Term" means the period commencing on the Commencement Date and ending on the date 10 years after the Commencement Date; provided, however, that, if the date 10 years after the

Commencement Date is not the last day of a calendar month, then such ending date will be the last day of the calendar month in which the date 10 years after the Commencement Date occurs.

"Land" means the property in Meriden, Connecticut legally described on attached Exhibit C.

"Lease" means this Lease, all Exhibits attached to this Lease, and all properly executed amendments, modifications and supplements to this Lease.

"Market Rent" means the monthly base rent (expressed as an amount per square foot of Rentable Area in the Office Premises) that the Landlord would receive as of the commencement date of the term in question if it were to lease the space in question pursuant to the terms of this Lease (except to the extent that this Lease is inconsistent with the assumptions and requirements set forth below) to a tenant with a credit standing comparable to that of Tenant; for a term equal to the period in question; with a commencement date of the date in question; and in "as is" condition (except, that with respect to the First Expansion Space, it shall be assumed that the space in question has a tenant finish equivalent to the Initial Tenant Improvements). In determining the "Market Rent", current conditions in the marketplace for comparable transactions shall be considered, including without limitation, tenant inducements, if and to the extent then a part of market conditions, such as, but not limited to, buildout allowances or work, free rent, financial inducements and credits for moving expenses. The Market Rent shall be reduced to account for the value of such inducements, and following such reduction, Landlord shall have no obligation make such payments in cash. In determining Market Rent, appropriate consideration shall be given to arms length lease transactions within comparable building located in the Meriden, Connecticut area. For purposes of the determination of Market Rent it shall be assumed that Landlord and Tenant are each ready, willing and able to enter into such a lease but are under no compulsion to do so.

"Monthly Base Rent" means during the Initial Term, the product of $0.8333 multiplied by the Rentable Area of the Initial Office Premises, plus Monthly Base Rent for the First Expansion Space if added to the Premises pursuant to
Section 29 of this Lease, as determined pursuant to such Section.

"Office Premises" means the Initial Office Premises and the First Expansion Space, if added to the Premises pursuant to this Lease.

"Preliminary Base Building Plans" means the preliminary plans and specifications for the Base Building Work approved pursuant to Section 3 of this Lease.

"Parking Area" means the portion of the Land to be used for parking purposes, as shown on attached Exhibit D.

"Preliminary TI Plans" means the preliminary plans and specifications for the Tenant Improvements for the First Expansion Space approved pursuant to Section 3 of this Lease.

"Premises" means the following:

     (1)  The Initial Office Premises;

     (2) The First Expansion Space, if added to the Premises pursuant to this Lease; and

     (3) The portions of the Parking Area as to which Tenant has exclusive and nonexclusive parking rights pursuant to this Lease and reasonable nonexclusive vehicular and pedestrian access to such portions of the Parking Area and the remainder of the Premises.



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

"Punchlist Items" means details of construction, decoration and mechanical adjustments to the work in question which are minor in character and do not materially interfere with use of the improvements in question.

"Reference Rate" means the annual "Prime Rate" of Chase Manhattan Bank, or the successor of such a rate, or if Chase Manhattan Bank no longer determines such a rate or successor rate, then the reference or prime rate, successor rate or similar rate determined by a similar banking or financial institution reasonably selected by Landlord.

"Rent" means Monthly Base Rent and all other charges and costs expressly payable by Tenant under this Lease.

"Rentable Area" means the number of square feet contained within the area bounded by the exterior surface of the exterior walls and the center of the interior demising walls, if any, of the space being measured. The Rentable Areas of the Initial Office Premises, First Expansion Space and the Building are stipulated to be as set forth on attached Exhibit B.

"Substantial Completion" means that the work in question is complete, subject only to Punch List Items. Improvements that are to be occupied or used by Tenant will not be considered substantially complete until a certificate of occupancy (permanent or temporary) has been issued by the City of Meriden with respect to such improvements.

"Substantial Completion Date" means March 15,1994.

"Section" means a section of this Lease.

"Severable Property" means the property described on attached Exhibit E.

"Taking" means acquisition by a public authority having the power of eminent domain of all or part of the Building by condemnation or conveyance in lieu of condemnation.

"Tenant Improvements" means leasehold improvements (but not including Tenant's trade fixtures, furniture, equipment and personal property) to the Office Premises.

"Term" means the period beginning on the Commencement Date and ending on the later of the last day of the Initial Term.

"Untenantable" means that the space in question is unsafe for Tenant's intended use of such space or is in such a condition that Tenant is unable to conduct business in such space in a normal fashion without unreasonable inconvenience.

2. PREMISES Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term, under the terms and conditions of this Lease.

3. DESIGN AND CONSTRUCTION. The design and construction of the Base Building Work and the Premises will be subject to the following requirements:

     (a) PRELIMINARY BASE BUILDING PLANS. Landlord will submit the Preliminary Base Building Plans to Tenant not later than September 15, 1993. Tenant will approve or disapprove such Preliminary Base Building Plans by giving written notice of such approval or disapproval to Landlord. The basis for such disapproval will be within the sole discretion of Tenant. If Tenant fails to object to the Preliminary Base Building Plans within 15 days after receiving them from Landlord, such Preliminary Base Building Plans will be deemed approved. If Tenant objects to such Preliminary Base Building Plans, Tenant's notice will state in what



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

     particulars objections are made. If such objections are made within such 15 day period, Landlord will, within 15 days after receiving Tenant's written objections, either (a) make such revisions as are appropriate to meet Tenant's objections and submit such revisions to Tenant for Tenant's approval (which will be deemed given if not given or withheld within 10 days after Tenant's receipt of such submittal) or (b) terminate this Lease by written notice to Tenant, in which case neither party will have any further obligations to the other party under this Lease.

     (b) FINAL BASE BUILDING PLANS. Landlord will submit the Final Base Building Plans to Tenant not later than 15 days after Tenant has finally approved the Preliminary Base Building Plans, which Final Base Building Plans will be substantially consistent with such Preliminary Base Building Plans. Tenant will approve or disapprove such Final Base Building Plans by giving written notice of such approval or disapproval to Landlord, which approval will not be unreasonably withheld. If Tenant fails to object to the Final Base Building Plans within 15 days after receiving them from Landlord, such Final Base Building Plans will be deemed approved. If Tenant objects to such Final Base Building Plans, Tenant's notice will state in what particulars objections are made. If such objections are made within such 15 day period, Landlord will, within 15 days after receiving Tenant's written objections, make such revisions as are appropriate to meet Tenant's objections and will submit such revisions to Tenant in the same manner described above. Landlord will pay for the preparation of all architectural, mechanical and electrical drawings and specifications regarding the Base Building Work.

     (c) PRELIMINARY TI PLANS. Tenant will submit the Preliminary TI Plans to Landlord within 21 days after Tenant exercises its option for the First Expansion Space. Landlord will approve or disapprove such Preliminary TI Plans by giving written notice of such approval or disapproval to Tenant. The basis for such disapproval will be within the sole discretion of Landlord. If Landlord fails to object to the Preliminary TI Plans within 15 days after receiving them from Landlord, such Preliminary TI Plans will be deemed approved. If Landlord objects to such Preliminary TI Plans, Landlord's notice will state in what particulars objections are made. If such objections are made within such 15 day period, Tenant will, within 15 days after receiving Landlord's written objections, either (a) make such revisions as are appropriate to meet Tenant's objections and submit such revisions to Landlord for Landlord's approval (which will be deemed given if not given or withheld within 10 days after Landlord's receipt of such submittal); or (b) terminate this Lease, in which case neither party will have any further obligations to the other party under this Lease.

     (d) FINAL TI PLANS. Landlord will submit the Final TI Plans to Tenant not later than 15 days after Landlord has approved the Preliminary TI Plans, which Final TI Plans will be substantially consistent with the Preliminary TI Plans. Tenant will approve or disapprove such Final TI Plans by giving written notice of such approval or disapproval to Landlord, which approval will not be unreasonably withheld. If Tenant fails to object to the Final TI Plans within 15 days after receiving them from Landlord, such Final TI Plans will be deemed approved. If Tenant objects to such Final TI Plans, Tenant's notice will state in what particulars objections are made. If such objections are made within such 15 day period, Landlord will, within 15 days after receiving Tenant's written objections, make such revisions as are appropriate to meet Tenant's objections and will submit such revisions to Tenant in the same manner described above. Landlord will pay for the preparation of all architectural, mechanical and electrical drawings and specifications regarding the Initial Tenant Improvements.

     (e) CONSTRUCTION SCHEDULE. Landlord will proceed with the construction of the Base Building Work with due diligence and continuity in an effort to reach Substantial



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     Completion thereof on or before the Substantial Completion Date, in accordance with all applicable codes, rules, laws and regulations substantially in accordance with the Final Base Building Plans and of a quality that is consistent with the construction of such work in other first-class high quality investment grade office/production buildings in the Meriden, Connecticut area. If, subject to Excusable Delay, Landlord does not Substantially Complete the Base Building Work on or before April 30, 1994, Tenant's Monthly Base Rent will be abated by 1/30 for each day of delay in such completion after such date. If, notwith-standing the existence of Excusable Delay, Landlord does not substantially complete the Base Building Work on or before June 1, 1994, Tenant will have the right to terminate this Lease by giving written notice to Landlord on or before the earlier of 30 days after such date or the date of such completion.

     (f) CONTRACTORS. Landlord will provide Tenant with a written list of the major trade contractors that will install the elevators, the heating, ventilating and air conditioning systems and the Tenant Improvements. Tenant will have the right to approve or disapprove of such contractors by giving written notice of such approval or disapproval to Landlord, which approval will not be unreasonably withheld. If Tenant fails to object to such list within 10 days after receiving such list from Landlord, such list will be deemed to have been approved. If Tenant objects to any contractor on such list, Tenant's notice will state on what basis such objection is made and Landlord will, within 10 days after such objection, submit the name of a replacement contractor to Tenant for approval in the same manner described above.

     (g) UPDATES. Landlord will, prior to commencement of construction, submit a reasonably detailed, written construction schedule to Tenant and will, at least every two weeks, notify Tenant in writing of the progress of construction in reasonable detail. Landlord also agrees to promptly provide to Tenant such other information as Tenant may from time to time reasonably request regarding the progress of the project. Landlord will notify Tenant of Landlord's estimate of the Substantial Completion Date at least 30 days prior to such estimated Substantial Completion Date.
     Landlord acknowledges that Tenant will rely upon such estimated Substantial Completion Date in order to make arrangements for Tenant's move-in to the Premises. If the actual Substantial Completion Date does not in fact occur on such estimated Substantial Completion Date, Landlord agrees to reimburse (up to $25,000.00) Tenant on the actual Commence-ment Date for any additional moving costs (including mover cancellation charges) incurred by Tenant as a result of the delay.

     (h) LEASE SUPPLEMENT. Within 60 days after the Commencement Date, Landlord and Tenant will execute an agreement supplementing this Lease, setting forth the Commencement Date.

     (i) PUNCH LIST ITEMS. Landlord will commence completion or correction of Punch List Items promptly and will diligently pursue and complete them within 30 days after Substantial Completion, or if completion of Punch List Items cannot by their nature be completed within 30 days, Landlord will advise Tenant of the reasons for the delay and will commence and diligently pursue completion.

     (j) CERTIFICATE OF OCCUPANCY. If Landlord has obtained a temporary Certificate of Occupancy for the Base Building Work, Landlord will, with due diligence, complete the remaining work required to obtain, and will obtain, a permanent Certificate of Occupancy for the Base Building Work; provided, however, that if the City of Meriden will not issue a permanent Certificate of Occupancy until tenant improvements in the First Expansion Space are completed, then Landlord will not be obligated to obtain such permanent Certificate of Occupancy until the tenant improvements in the First Expansion Space are completed.



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


     (k)  ARBITRATION.  Any dispute between Landlord and Tenant under this
     Section 3 may be submitted by either party to Arbitration pursuant to attached Exhibit A at any time.

4. TENANT'S CONTINGENCY. Tenant may terminate this Lease by written notice to Landlord if (a) Landlord has not, on or before September 1,1993, provided a copy to Tenant of a fully executed commitment for financing binding a reputable lender or lenders to lend not less than the cost of constructing the Building or
(b) Tenant determines that such commitment has been terminated.

5. DETERMINATION OF RENTABLE AREA. The Rentable Area of all areas as to which a Rentable Area determination is required and is not otherwise stipulated to under the terms of this Lease will be determined in accordance with this Lease by a licensed architect or engineer selected by Landlord, who will deliver to Landlord and Tenant an appropriate certificate prior to the date such determination becomes necessary under this Lease. Each such certificate will be conclusive unless objected to by Landlord or Tenant by written notice to the other party given within 10 days after receipt of the certificate. If, within 30 days after delivery of such objection, Landlord and Tenant cannot agree, either party may submit the matter to Arbitration; provided, however, that notwithstanding the existence of any such objection notice or Arbitration, until such objection or Arbitration is resolved, Rent will be determined on the basis of such certificate, and, upon such resolution, Landlord and Tenant will make appropriate cash adjustments between them.

6.  PARKING.  The following provisions will apply to parking on the Land:

     (a) Tenant (and its employees, invitees and subtenants) will have the exclusive right, at no additional cost, to use the parking spaces situated on the portion of the Parking Area marked in crosshatch on attached Exhibit D and may install signs designating such parking spaces as "reserved" generally or "reserved" for specific persons.

     (b) Tenant will have the nonexclusive right, together with Landlord's employees and tenants to use, at no additional cost, the parking spaces situated on the portion of the Parking Area marked in hatch on attached Exhibit D.

7.  Rent.

     (a)  MONTHLY RENT.

     Tenant will pay the Monthly Base Rent to Landlord at such place in the United States as Landlord may designate by at least 10 days' prior written notice to Tenant, in advance on the first day of each month during the Term, without demand, deduction or setoff, except as otherwise expressly provided in this Lease. Monthly Base Rent will begin on the Commencement Date, except as otherwise stated in this Lease. Notwithstanding any other provision of this Lease, Tenant may, without waiving any of its rights under this Lease and without paying rent or any cost, take possession of any portions of the Premises that are substantially complete prior to Substantial Completion of all of the Base Building Work, but only to the extent that such possession will not unreasonably interfere with Substantial Completion of the Base Building Work and is not otherwise prohibited by law.

     (b)  LATE PAYMENTS.

     Any Rent which is not paid within 10 days after notice of such default is given by Landlord to Tenant will bear interest from the date due to the date paid at an annual rate equal to the Reference Rate, plus 2 percentage points per annum, or the maximum rate of interest permitted by law, whichever is less, and the interest will be paid to Landlord on demand; provided, however, that Landlord shall have no obligation to deliver more than one such notice during each calendar year of the Term, so that following delivery by Landlord of one



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     such notice during a calendar year, such interest will apply with respect to Tenant's failure to pay a required payment within 10 days after any subsequent due date during such calendar year, regardless of Tenant's receipt of a default notice from Landlord. All amounts to be paid by Tenant to Landlord under this Lease will be deemed to be additional rent for purposes of payment and collection.

8. POSSESSION. If Tenant pays the Rent and performs all of Tenant's obligations under this Lease, Landlord promises that Tenant will peaceably and quietly possess and enjoy the Premises under this Lease.

9. USE. Tenant may use the Premises for office, research and development and/or light manufacturing purposes and uses related thereto. Tenant will not commit or permit any act or omission that results in the violation of any law, governmental regulation, or insurance policy of Landlord relating to the Building, or which will increase the insurance rates on the Building (unless Tenant elects to pay such increase). Tenant will not permit any conduct or condition that may unduly disturb or endanger other occupants of the Building.

10.  CARE OF BUILDING AND PARKING AREA.

     (a) LANDLORD'S OBLIGATIONS. Landlord will, (at Landlord's sole expense, in a manner generally consistent with the maintenance and repair of similar properties in the Meriden, Connecticut area) subject to the provisions of
     Section 10(b) below, maintain and repair, during the first year of the Term, (i) the Parking Area, (ii) all other improvements on the Land, (iii) elevators, (iv) heating, ventilating and air conditioning systems, (v) the landscaping and (vi) the Office Premises and the Building, and after the first year of the Term, perform structural repairs to and preserve the weather integrity of the Office Premises and the Building, except to the extent such repairs or need for preservation are caused by the negligence of Tenant or its agents. Landlord shall pass through to Tenant all warranties issued by the manufacturer and/or installer of the heating, ventilating and air conditioning systems. If Landlord fails to so perform after receiving from Tenant reasonable notice and a reasonable period within which to cure such default (except that, in an emergency, Tenant need not provide such notice or period to cure), Tenant may perform Landlord's obligations and charge the costs to Landlord (plus interest on such charges from the date the charges are incurred by Tenant, at the rate set forth in Section 7(b) of this Lease). Tenant shall be entitled to setoff such costs and interest against Rent as provided in Section 25(b).

     (b) TENANT'S OBLIGATIONS. After the first year of the Term, Tenant will assume the repair and maintenance obligations of Landlord as described for the first year of the Term, in the first sentence of Section 10(a) above. Tenant will also pay as and when due and payable all installments of real estate taxes and special assessments upon the Land and the Building. Tenant shall obtain and pay for its own janitorial and garbage removal services.

11. RULES AND REGULATIONS. Landlord and Tenant will, prior to the Commencement Date, agree upon reasonable written rules and regulations governing the use of the Parking Area and other common areas of the Building.

12.  ENVIRONMENTAL LAWS; COMPLIANCE WITH LAWS.

     (a)  ENVIRONMENTAL LAWS.

          (i) To the best of Landlord's knowledge, and except as may be disclosed to Tenant in the environmental assessment obtained by Tenant in April 1991 and July 1993



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

          Landlord warrants to Tenant that no toxic or hazardous substances or wastes, pollutants or contaminants, including, without limitation, asbestos, radon, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601-9657, as amended ("Hazardous Substances"), have been or will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Building or the Land, nor has any activity been undertaken nor will any such activity be undertaken on the Building or the Land that would cause or contribute to (A) the Building or the Land to become a treatment, storage or disposal facility within the meaning of, or otherwise bring the Building or the Land within the ambit of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C
          6901 et seq., or any similar state law or local ordinance, (B) a release or threatened release of Hazardous Substances from the Building or the Land within the meaning of, or otherwise bring the Building or the Land within the ambit of, CERCLA, or any similar state law or local ordinance, or (C) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., or the Clean Air Act, 42 U.S.C. Section 7401 et seq., or any similar state law or local ordinance. Landlord further warrants to Tenant that to the best of Landlord's knowledge, and except as may be disclosed to Tenant in the environmental assessment obtained by Tenant in April 1991 and July 1993 there are no substances or conditions in or on the Building or the Land that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements. Landlord further warrants to Tenant that to the best of Landlord's knowledge, and except as may be disclosed to Tenant in the environmental assessment obtained by Tenant in April 1991 and July 1993 no above ground or underground tanks are located in or about the Land, or have been located under, in or about the Land and have subsequently been removed or filled.

          (ii) Landlord and Tenant agree that they will not, under any circumstances, cause or permit any Hazardous Substance to be used, generated, handled, possessed, stored or disposed of on or within the Building or in, upon or under the Land, or any part or parts thereof, except for Hazardous Substances ordinarily used, generated, handled, possessed, stored or disposed of in connection with their operations or with building and common area maintenance if they are so used, generated, handled, possessed, stored or disposed of in conformance with all applicable laws and regulations ("Permitted Hazardous Substances").

          (iii) In the event that either Landlord or Tenant discovers or is informed that a Hazardous Substance (other than a Permitted Hazardous Substance) exists in the Building or upon the Land, Landlord or Tenant, as the case may be, will immediately notify the other party to this Lease in writing of such discovery or information. Landlord will promptly take all acts necessary or required to prevent danger or harm to the Tenant's employees and invitees, and to comply with all applicable provisions of any federal, state or local law, statute, code, ordinance, rule, regulation or requirement relating to such Hazardous Substance; provided, however, that, if the Hazardous Substance exists as the result of the acts of Tenant, Tenant will promptly take all acts necessary or required to prevent danger or harm to Tenant's employees and invitees and Landlord and Landlord's tenants, employees and invitees, and to comply with all applicable provisions of any federal,



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          state or local law, statute, code, ordinance, rule, regulation or requirement relating to such Hazardous Substance.

          (iv) In the event that, and for so long as, there exists any danger of harm to the employees or invitees of Tenant arising from Hazardous Substances (other than Hazardous Substances (if any) disclosed in the environmental assessment obtained by Tenant in April 1991 and July
          1993) that have not been generated by Tenant or its subtenants, agents or employees, as determined by public authorities, Tenant may vacate the Premises or any affected portion of the Premises and all Rent due under this Lease will abate from the date of such vacation, in proportion to the space vacated, until the danger or harm is removed. If Landlord cannot remove such danger or harm to the satisfaction of the public authorities within 180 days of a vacation of the Premises by Tenant pursuant to this subsection, Tenant may, within 30 days after the expiration of such 180 day period, terminate this Lease by written notice to Landlord given at any time prior to such removal.

          (v) Landlord will indemnify, defend and hold Tenant and its agents, employees, successors and assigns free and harmless from any claims, damages, losses or liabilities arising from or in connection with any breach of the warranties, representations or covenants set forth in this Section, whether such claims, damages, losses or liabilities arise during or after the Term of this Lease, except for claims, damages, losses or liabilities arising from Hazardous Substances brought into the Building or the Land by Tenant or its employees or invitees (as to which Tenant will indemnify, defend and hold Landlord harmless). Landlord's and Tenant's obligations under this subsection to indemnify and hold each other harmless will survive the expiration or earlier termination of this Lease. (The foregoing agreements are intended to constitute indemnity agreements within the meaning of
          Section 9607(e)(1) of the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 USC 9607(e)(1)), but nothing in that Act will be deemed to vitiate or limit, either directly or indirectly, the obligations of the parties under this Lease).

          (vi) No expense of Landlord in complying with its obligations under this Section 12(a) will be deemed an expense reimbursable to Landlord by Tenant.

     (b)  COMPLIANCE WITH LAWS.

     Subject to the provisions of Section 12(a) above, Tenant will, at its expense, promptly comply with all laws, ordinances, rules, orders, regulations, directives and other requirements of governmental authorities ("Governmental Requirements") now or subsequently pertaining to its use of the Office Premises. Subject to the provisions of Section 12(a) above, Landlord will, at its expense, comply with all other Governmental Requirements pertaining to the Building and the Land.

13. ALTERATIONS. Tenant may, at its expense, make additions to and alterations of the Office Premises, provided that: (a) such work shall be expeditiously completed in a good and workmanlike manner and in compliance with all applicable legal requirements and the requirements of all insurance policies maintained by Landlord with respect to the Building; and (b) no structural alterations shall be made or demolitions conducted in connection therewith having an estimated cost of completion in excess of $10,000 unless Tenant shall have first notified Landlord in writing thereof and Landlord shall have approved such alterations and demolitions by written notice to Tenant, which approval will not be unreasonably withheld and will be deemed given if not withheld by written notice given to Tenant within 10 days after Landlord receives Tenant's written request for such approval. All such additions and alterations shall, without consideration, be and remain part of the realty and the property of Landlord, except to the extent that they constitute Severable Property under this Lease (which Severable Property will be removed by Tenant on or before the last day of the Term). Tenant will promptly pay and discharge any mechanic's, materialmen's or other lien against the Building or the Land resulting from Tenant's failure to make such payment, or will contest the lien. Tenant will immediately notify Landlord of any claim of lien or other action of which it has knowledge which relates to any improvements in the Premises made by Tenant or at its direction. If a lien is claimed, Tenant shall either cause it to be removed or contested within 10 days after notice from Landlord to do so. If Tenant fails to remove or contest the lien within the 10-day period, Landlord may take such action as it deems necessary to remove the lien, and the entire cost to Landlord in removing the lien will immediately be due and payable by Tenant to Landlord. If Tenant contests the lien, it will do so at its expense and will indemnify Landlord against any claim, loss, demand and legal expense relating to any labor or material furnished to the Premises at the request or direction of Tenant. If Tenant elects to contest the lien, it must promptly notify Landlord and Landlord may elect by written notice to Tenant to require Tenant to either (a) post a bond or a letter of credit for the benefit of Landlord, the form and issuer of which bond or letter of credit will be subject to the reasonable approval of Landlord and the amount of which bond or letter of credit will equal not less than 150% of the amount of the lien, or (b) provide Landlord with such other reasonable assurances or security as may be required by Landlord, in its sole discretion, to protect Landlord against the loss of any interest in the Land or Building. If the lien is reduced to final judgment, Tenant will discharge the judgment. Landlord may post notices of nonresponsibility on the Premises as provided by law.

14.  UTILITIES AND SERVICES.

     (a) The following utilities and services will be provided by Landlord to the Premises:

          (i) NATURAL GAS. Landlord will cause natural gas service to be supplied to the Office Premises and will supply, at Landlord's expense, a separate meter or meters as to the Office Premises (including expansions thereof). Tenant will pay to the natural gas supplier the cost of all natural gas consumed by Tenant in the Office Premises.

          (ii) ELECTRICITY. Landlord will cause to be supplied electrical system capacity to the Office Premises for connected load of 5 watts per square foot for general office lighting and for miscellaneous power and general office equipment and will install, at Landlord's expense, a separate meter or meters as to the Office Premises (including expansions thereof). Landlord will also cause to be supplied, at Landlord's expense, electricity for lighting of the Parking Area. Tenant will pay to the electricity supplier the cost of all electricity consumed by Tenant in the Office Premises and the Parking Area.

          (iii) WATER AND SEWER. Landlord will cause hot and cold water and sewer service to be supplied to the Office Premises for ordinary laboratory, drinking, lavatory, toilet and kitchen/cafeteria purposes, and for other uses typical of an office/production tenant and will supply, at Landlord's expense, a separate meter or meters as to the Office Premises (including expansions thereof). Tenant will pay to the water/sewer supplier the cost of all water consumed and waste discharged by Tenant in the Office Premises.

          (iv) ACCESS. Landlord will provide Tenant with access to the Premises, 24 hours per day, 365 days per year, except when access is prohibited by law.

          (v) INTERRUPTIONS. Landlord will not be liable for any loss or damage resulting from any temporary interruption of the above utilities and services due to repairs, alterations or improvements, or any variation, interruption or failure of these services, except where caused by Landlord's negligence. Landlord will use reasonable efforts to notify Tenant in advance of any temporary interruption of service.

     (b)  The following services will be provided by Tenant to the Premises:

          (i) HVAC AND ELECTRICAL SYSTEM MAINTENANCE. After the first anniversary of the Commencement Date, Tenant will engage a qualified contractor or qualified service personnel to maintain a preventative maintenance program for the Building HVAC systems and the Building electrical distribution system network. During the first year after the Commencement Date, Landlord agrees to respond promptly to any request by Tenant for HVAC repairs or adjustments.

          (ii) SECURITY. Tenant will provide building security for the Building in a manner consistent with that provided as to similar buildings in the Meriden, Connecticut area. Such security will be coordinated on a reasonable basis with Tenant's own security force, if Tenant chooses to have one. Tenant may install its own security system (which may include a card access system) in the Building for use as to the Offices Premises.

15. ENTRY BY LANDLORD. Landlord and its agents will have the right to enter the Premises at reasonable times, upon reasonable advance notice (except in case of an emergency), but only with an escort provided by Tenant (if Tenant so requires), (a) at any time during the Term, to satisfy its maintenance and repair obligations under this Lease, or for exhibiting the Premises to insurance carriers and (b) during the last 6 months of the Term, or at any time after a Tenant default and the running of the applicable grace period, for exhibiting the Office Premises to prospective tenants.

16. SUBORDINATION; LANDLORD DEFAULTS UNDER OTHER DOCUMENTS. At the request of any mortgagee or ground lessor this Lease will be subject and subordinate to any mortgage or ground lease which may now or hereafter encumber the Building and/or the Land, and Tenant will execute, acknowledge and deliver to Landlord a subordination, attornment and non-disturbance agreement reasonably acceptable to such mortgagee or ground lessor evidencing such subordination and Tenant's agreement to attorn to such mortgagee or ground lessor of such mortgagee or ground lessor acquires title to the Premises; provided, however, that such subordination, attornment and non-disturbance agreement does not impose additional obligations or burdens upon Tenant, that this Lease remains unmodified and that the mortgagee or ground lessor agrees in such subordination, attornment and non-disturbance agreement that Tenant's peaceable and quiet possession of the Premises under this Lease will not be disturbed so long as Tenant is not in default under this Lease and that Tenant's rights of setoff will be fully recognized by such mortgagee or ground lessor. If Landlord fails to perform any obligation under any such mortgage or ground lease, Tenant may perform Landlord's obligations and charge the costs to Landlord (plus interest on such charges from the date the charges are incurred by Tenant, at the rate set forth in Section 7(b) of this Lease).

17. ESTOPPEL CERTIFICATES. Within 10 days after written request from Landlord, Tenant will execute, acknowledge and deliver to Landlord a document furnished by Landlord, which may be relied upon by Landlord and any prospective purchaser, mortgagee or ground lessor of the Building and/or the Land, stating (a) that this Lease is unmodified and in full force and effect (or if modified, that the Lease is in full force and effect as modified and stating the modifications),
(b) the dates to which rent and other charges have been paid, (c) the current Monthly Base Rent, (d) the dates on which the Term begins and ends, (e) that Tenant has accepted the Premises and is in possession, (f) that, to the knowledge of Tenant, Landlord is not in default under this Lease, or specifying any such default, and including such other information as the prospective purchaser, mortgagee or ground lessor may reasonably require. Tenant will not be obligated to make any inaccurate statements in such document.

18. ASSUMPTION OF RISKS. Tenant assumes all risk of loss or damage of Tenant's property within the Premises, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft or other cause. Landlord will not be liable to Tenant, or those claiming through Tenant, for injury, death or property damage arising from the activities of Tenant. Landlord assumes all risk of loss or damage of Landlord's property within or on the portions of the Building or the Land not constituting the Office Premises, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft or other cause. Tenant will not be liable to Landlord, or those claiming through Landlord, for injury, death or property damage arising from the activities of Landlord or Landlord's tenants or others under the control of Landlord.

19. INDEMNIFICATION. Tenant will indemnify Landlord against all claims, demands and actions, and all related costs and expenses (including attorneys' fees) for injury, death, disability or illness of any person arising from the activities of Tenant.

20.  INSURANCE.

     (a) TENANT'S INSURANCE. Tenant will, on and after the Commencement Date, maintain commercial general liability insurance covering injury, death, disability or illness of any person, or damage to property, arising from the activities of Tenant for limits of at least $5,000,000 single limit coverage or such greater amounts as are from time to time carried by comparable tenants in comparable buildings in the Meriden, Connecticut area. Tenant will also maintain fire and all risk insurance for the Building (including Tenant Improvements) in an amount sufficient to prevent any party from becoming a co-insurer of any loss regarding the Building (including Tenant Improvements), but in any event not less than 100% of the actual replacement value of the Building (including Tenant Improvements), and otherwise complying with the terms of any ground lease or mortgage to which the Land or the Building may be subject, except that the payment and use of the proceeds of such insurance proceeds shall, to the extent that any such ground lease or mortgage and this Lease are inconsistent, be governed by the terms of this Lease. Tenant's insurance will be written by companies having an A.M. Best Company rating of A-VII or better (or if an insurer is not rated by A.M. Best Company, then the insurer must have a financial standing comparable to that of Industrial Risk Insurance as of the date of this Lease). Tenant's liability insurance will name Landlord and its first mortgagee as additional insureds. Any insurance required to be maintained by Tenant under this Lease may be provided under "blanket" policies, provided that the property required to be insured is specified therein. Tenant will deliver to the Landlord an insurance certificate by the insurers showing this coverage to be in effect. The insurance will provide that the Landlord and its first mortgagee will be notified in writing 30 days prior to cancellation of, or failure to renew, the insurance.

     (b) LANDLORD'S INSURANCE. Landlord or its contractors will, during any period Landlord's construction of Tenant Improvements, maintain builder's risk insurance on a completed value, non-reporting basis for the total cost of such Tenant Improvements, and workers compensation insurance as required by applicable law. Landlord will maintain commercial general liability insurance covering injury, death, disability or illness of any person, or damage to property, arising from the activities of Landlord or Landlord's tenants or others under the control of Landlord, with liability limits equal to or greater than the minimum limits for the liability insurance to be carried by Tenant under this Section and otherwise complying with the terms of the any ground leases or mortgages to which the Land or the
     Building may be subject.   Landlord's insurance will be written by
     Industrial Risk Insurance or by companies having an A.M. Best Company rating of A-VII or better. Any insurance required to be maintained by Landlord under this Lease may be provided under "blanket" policies, provided that the property to be insured is specified therein. Landlord will have no obligation to insure Tenant's trade fixtures, furniture, equipment or personal property. Landlord will deliver to Tenant certificates by the insurers showing these coverages to be in effect. The insurance will provide that the Landlord, its mortgagees and Tenant will be notified in writing 30 days prior to cancellation of, or failure to renew, the insurance.

21. WAIVER OF INSURABLE CLAIMS. Landlord and Tenant release each other from any liability for loss or damage by fire or other casualty coverable by a standard form of "all risk" property insurance policy, whether or not the loss or damage resulted from the negligence of the other, its agents or employees. Each party will use reasonable efforts to obtain policies of insurance which provide that this release will not adversely affect the rights of the insureds under the policies.

22. ASSIGNMENT AND SUBLETTING. Tenant may not assign this Lease or sublet all or any part of the Premises to any entity or person, except with the prior written consent of Landlord, which will not be unreasonably withheld and will be deemed given if not given or withheld within 10 days after Tenant's written request for such consent is given to Landlord; provided, however, that Tenant may, without the consent of Landlord, assign this Lease or sublet all or any part of the Premises to any entity that controls, is controlled by or is under common control with, Tenant, in which case Tenant will notify Landlord, in writing, of such assignment of sublease within 20 days after it becomes effective. Notwithstanding any one or more assignments of this Lease or subletting of the Premises, (i) American Lightwave Systems, Inc. ("ALS") shall remain liable under this Lease and all of the terms and provisions hereof, including, without limitation, the obligations to pay Rent pursuant to this Lease, and all obligations which survive termination of this Lease, (ii) notwithstanding the continuing liability of ALS hereunder, Landlord may deal exclusively with Tenant or any sublessee from time to time, and no notice to, consent of or other action shall be required with respect to ALS, and (iii) no action, omission, forbearance, amendment, agreement, occurrence or thing which, but for this provision, would release or discharge ALS from any liability or obligation imposed by this Lease shall effect such a release or discharge; provided, however, that if, after assignment of this Lease by ALS, Landlord and Tenant amend this Lease, ALS shall not be liable under any amendment to this Lease to the extent it imposes any obligation or liability beyond those imposed by this Lease at the time of the assignment by ALS. If, after any assignment of this Lease, this Lease is terminated or Tenant is dispossessed pursuant to the default and termination provisions of this Lease, ALS shall remain liable for all obligations under this Lease (except to the extent above provided with respect to the amendment) following its termination or the dispossession of Tenant, or both. If this Lease is rejected or any rental or other obligation hereunder is discharged or reduced in any bankruptcy or insolvency proceedings involving any Tenant other than ALS, then, notwithstanding such rejection, discharge or reduction, ALS shall be obligated under this Lease to the same extent as it would have been liable if this Lease had been in effect until the date of such rejection, discharge or reduction, and had, on that date, been terminated in accordance with Section 25(a) of this Lease.

23. DAMAGE OR DESTRUCTION. If the Building or the Parking Area are or is damaged by Casualty, Landlord will, within 30 days after the date of the Casualty, notify Tenant of Landlord's reasonable determination as to the date ("Estimated Repair Date") by which the damage (including damage to the Tenant Improvements and to Tenant's trade fixtures, equipment, furniture and personal property) can be repaired. If Landlord's notice states that such repair cannot be accomplished on or before the date 180 days after the date of such Casualty or if the Casualty occurred within the last 12 months of the Term in effect on the date of the Casualty, then Tenant may terminate this Lease by giving written notice to Landlord within 30 days after such Landlord's notice is given. If the Casualty occurs during the last 12 months of the Term, and the damaged Office Premises includes 50% or more of the Building, Landlord may terminate this Lease by written notice given to Tenant within 30 days after the date of the Casualty. Landlord will also have the right to terminate this Lease by written notice given to Tenant within 30 days after the Casualty if the damage will cost more than $50,000 to repair and was caused by a peril that was not insurable under a standard "all-risk" casualty insurance policy, unless Tenant, by written notice given to Landlord within 20 days after such notice is given to Tenant by Landlord, elects to pay for the cost of repairing such uninsurable damage.

If this Lease is not so terminated, Landlord shall, at its expense, commence all necessary repairs (including repair of the Tenant Improvement, but excluding of Tenant's trade fixtures, equipment, furniture and personal property) and shall diligently proceed to complete the same subject only to Excusable Delays. If Landlord shall fail to commence all necessary repairs or shall not use its best efforts to diligently complete such repairs, then Tenant may give Landlord notice to do so. If Landlord shall not, within thirty days after Tenant's notice, commence repair or proceed to use best efforts to diligently complete such repairs, then in either case within 30 days after Tenant's notice, Tenant may terminate this Lease by written notice to Landlord within 15 days after expiration of such 30 day period. Tenant shall have the right to terminate this Lease if such repairs shall not be completed on or before the date 6 months after the Estimated Repair Date, by giving written notice of such termination to Landlord within 30 days after the expiration of such period. Such right to terminate may be exercised only by Tenant giving written notice of termination to Landlord prior to substantial completion of the repairs by Landlord.

If this Lease is terminated under this Section 23, Rent will be prorated (a) as of the date of the relevant termination as to the portion of the Office Premises that is Untenantable and (b) as of the date of the Casualty as to the Untenantable portion of the Office Premises, all in proportion to the Rentable Areas attributable to such portions. During any period in which any portion of the Office Premises is rendered Untenantable by the Casualty, the Rent will be abated for the period of Untenantability (plus a period of 60 days or the number of days required for Tenant to equip, furnish and move into such portion of the Premises, whichever is less) in proportion to the amount of space which is Untenantable.

24. EMINENT DOMAIN. If there is a Taking of all or a substantial part of the Building, Tenant may terminate this Lease by giving written notice to Landlord within 30 days after a final determination under applicable laws that the Taking will occur, effective as of (a) the date the public authority takes possession or (b) the date 90 days after the date of the giving of notice of termination by Landlord or Tenant, whichever is later. If this Lease is so terminated, any rents and other payments will be prorated as of the effective date of termination and will be proportionately refunded to Tenant, or paid to Landlord, as the case may be. If Tenant terminates this Lease, all damages, awards and payments for the Taking will belong to Landlord irrespective of the basis upon which they were made or awarded, except that Tenant will be entitled to any amounts specifically awarded for Tenant's trade fixtures, furniture, equipment or personal property or recovery for the cost of improvements made solely by Tenant exclusive of any contribution or loan by Landlord or as a relocation payment or allowance. If this Lease is not terminated as a result of the Taking, Landlord will restore the remainder of the Premises to a condition as near as reasonably possible to the condition prior to the Taking (including restoration of the Tenant Improvements, but excluding restoration of Tenant's trade fixtures, furniture, equipment or personal property) and Rent will be abated (1) as to the portion of the Office Premises included in the Taking, for the remainder of the Term, and (2) as to any other portion of the Office Premises rendered Untenantable by the Taking, for the period of Untenantability (plus a period of 60 days or the number of days required for Tenant to equip, furnish and move into such portion of the Premises, whichever is less) in proportion to the amount of space which is Untenantable.

25.  Defaults.

     (a) TENANT DEFAULTS. An Event of Default ("Event of Default") shall exist under this Lease if (a) Tenant fails to pay rent or other amounts under this Lease and such failure continues for 10 days after written notice by Landlord to Tenant, (b) Tenant fails to perform any other obligation under this Lease and Tenant fails to commence to cure such failure within 30 days after written notice by Landlord to Tenant or to thereafter diligently and continuously pursue such cure, (c) any proceeding is begun by or against Tenant to subject the assets of Tenant to any bankruptcy or insolvency law or for an appointment of a receiver of Tenant or of any of Tenant's assets and is not dismissed within 60 days, as to voluntary proceedings, or 120 days, as to involuntary proceedings, or (d) Tenant makes-a general assignment of Tenant's assets for the benefit of creditors. Landlord may, with or without terminating this Lease, cure the default and charge Tenant all costs of doing so, plus interest on such costs from the date(s) incurred at an annual rate equal to the Reference Rate, plus 2 percentage points per annum, or the maximum rate of interest permitted by law, whichever is less. Landlord also may elect by written notice to Tenant, after an Event of Default, to terminate this Lease and to require Tenant to pay to Landlord all past due amounts under this Lease plus the present value (as of the date of such election) of the amount, if any, by which (1) Monthly Base Rent which would have been payable during the period (the "Remaining Period") from the date of such election through the last day of the Term if this Lease has remained in effect EXCEEDS (2) the Market Rent for the Premises for the Remaining Period. For purposes of calculating the present value of such excess, a discount rate equal to the annual yield on U.S. Treasury Bonds with a remaining term equal to the Remaining Period shall be employed, and it shall be assumed that the excess will be payable in equal monthly installments over the Remaining Period.

     (b) LANDLORD DEFAULTS. If Landlord defaults in the performance of any obligation or agreement under this Lease and fails to cure such default within 30 days (or such shorter period as may be reasonably imposed by Tenant in the case of an emergency) after Tenant gives notice of such default to Landlord and to any first mortgagee of Landlord that has given written notice to Tenant of such mortgagee's desire to receive a written notice of such default, Tenant may cure such default and charge the costs to Landlord (plus interest on such charges from the date the charges are incurred by Tenant, at the rate set forth in Section 7(b) of this Lease). Landlord must pay such costs and interest to Tenant within 10 days after Tenant's written request for such payment is given to Landlord; provided, however, that if Tenant's notice of demand for such payments states that Tenant will setoff such costs and interests against Rent if such payment is not made, Landlord may, during such 10 business day period, make an Arbitration Request pursuant to the provisions of Exhibit A of this Lease with respect to the default of Landlord and the validity of such costs and interest. If Landlord does not make such payment and does not make an Arbitration Request within such 10 business day period, Tenant may setoff the amount of such costs and interest against 10% of the next installment of Rent due under this Lease and shall be permitted to continue to set off against 10% of each of the succeeding installments of Rent until all such costs and interest have been setoff, and such setoff shall be deemed to be payment of Rent (the amounts that Tenant is entitled to setoff being referred to below as "Permitted Setoff Amounts"). However, if Landlord makes an Arbitration Request during such 10 business day period, Tenant shall, rather than setting off such Permitted Setoff Amounts, deposit such Permitted Setoff Amounts on the date(s) such setoff would otherwise be permitted, in an interest-bearing escrow account with a banking institution, pending the outcome of the Arbitration. The banking institution will be designated by Tenant by written notice to Landlord, but such designation will be subject to the consent of Landlord, which consent will not be unreasonably withheld and will be deemed given if not given or withheld within 5 days after Tenant gives such notice. Interest on the funds placed in such escrow account will be given to the party entitled to receive such funds, as determined pursuant to the Arbitration.

26. WAIVER OF LEASE PROVISIONS. No waiver of any provision of this Lease will be deemed a waiver of any other provision, and waiver of a right or remedy in one instance will not preclude enforcement of that same right or remedy in the future. The receipt of rent by Landlord with knowledge of a default under this Lease by Tenant will not be deemed a waiver of the default. Landlord will not be deemed to have waived any provision of this Lease unless it is done by express written agreement by Landlord. Any payment by Tenant and acceptance by Landlord of a lesser amount than the full amount of all Rent then due will be applied to the earliest Rent due. No endorsement or statement on any check or letter for payment of rent or other amount will be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to its right to recover the balance of any rent or other payment or to pursue any other remedy provided in this Lease.

27. RETURN OF POSSESSION TO LANDLORD. On expiration of the Term or sooner termination of this Lease, Tenant will return possession of the Premises to Landlord, without notice from Landlord, in good order and condition, except for ordinary wear and tear, and except for damage, destruction or conditions Tenant is not required to remedy under this Lease. Tenant will not be obligated to remove any Tenant Improvements. Landlord will arrange with Tenant for a joint inspection of the Premises immediately prior to the end of the Term and Tenant will cooperate with Landlord in conducting such joint inspection. Tenant will give Landlord all keys for the Premises and will inform Landlord of combinations on any locks and safes on the Premises. Any property left in the Premises after expiration or termination of this Lease will be deemed abandoned by Tenant and will be the property of Landlord to dispose of as Landlord chooses.

28. HOLDING OVER. If Tenant remains in possession of the Premises after expiration of the Term without a new lease, any such holding over will be at will and Tenant will pay Rent with respect to the period of such holdover.

29.  EXPANSION OPTION.  Subject to the terms and conditions set forth in this
Section 29(a), Landlord grants to Tenant an option to add the First Expansion Space to the Premises as follows:

     (a) Tenant shall have the right to exercise such option, if at all, by giving written notice of such exercise to Landlord and the First Expansion Space will be added to the Premises on the day after the date that Landlord Substantially Completes the Tenant Improvements required by Tenant for the First Expansion Space pursuant to the Final TI Plans (which Tenant Improvements shall be Substantially Completed by Landlord, at Landlord's sole expense, not later than the date 45 days after Tenant's exercise of such option.

     (b) The Monthly Base Rent for the Expansion Premises will be equal to an amount per square foot of Rentable Area in the First Expansion Space as mutually determined by the parties, not to exceed the product of $0.4166 multiplied by the Rentable Area in the First Expansion Space.

     (c) Except for Monthly Base Rent and as otherwise provided in this Lease, the First Expansion Space will become a part of the Premises and will be leased by Tenant upon the same terms and conditions as provided in this Lease with respect to the remainder of the Premises.

30. ENVIRONMENTAL INSPECTION. Tenant will have the right to conduct environmental testing of the Land and the Building during the period on or before September 16,1993 (including, without limitation, the taking of soil borings and samples and installation of monitoring wells). Tenant will restore any property damaged by such testing to substantially the condition of the affected property immediately preceding such testing. Tenant will have the right to terminate this Lease by giving written notice of such termination to Landlord at any time on or before September 23,1993, if Tenant is, in its sole discretion, dissatisfied with the results of such testing. If Tenant does not give such a notice to Landlord on or before such date, Tenant will be deemed to have elected not to terminate this Lease on such basis.

31.  BUILDING NAME AND IDENTIFICATION.

     (a) BUILDING NAME. Landlord will have the right to identify and refer to the Building only by its street address or by a name designated by Tenant by written notice to Landlord.

     (b) SIGNAGE. Tenant may place its signs at reasonable locations on the Land and Landlord will not restrict the number, placement, sizing or coloring of any of Tenant's signs; provided, however, that Tenant must comply with the covenants, conditions and restrictions applicable to the Land and the Building on the date of this Lease (copies of which Landlord has supplied to Tenant) and with all requirements of the City of Meriden, Connecticut.

     (c) BUILDING DIRECTORY. Landlord will, at Landlord's expense, provide sufficient lines in the Building lobby directory to list all of Tenant's departments, functions and operations situated in the Building, and the names of all of Tenant's executives who are situated in the Building individually.

32. NOTICES. Any notice under this Lease must be in writing, and must be sent by prepaid certified mail, or by facsimile or by reputable overnight courier, addressed to Tenant at 999 Research Parkway, Meriden, Connecticut 06450 (Attn:
President), and to Landlord at 999 Research Parkway, Meriden, Connecticut 06450 (Attn: Frank Galluzzo), or to such other address as is designated in a notice given under this Section. A notice will be deemed given on the date of actual receipt or one day after the deposit in the mail, whichever is earlier.

33. MEMORANDUM OF LEASE; RECORDABLE TERMINATION. Either party will, upon the written request of the other party, execute a short form lease ("Memorandum of Lease") regarding this Lease, in a form suitable for recording. Such Memorandum of Lease will be dated as of the date of this Lease and will disclose the parties, the Term of the Lease, descriptions of the Premises, Tenant's expansion right and such other terms and conditions as the parties agree upon. The party requesting the execution of such Memorandum of Lease will bear all costs of the Memorandum of Lease, including any recording fees. Upon the execution of a pertinent amendment to this Lease and the written request of either party, the parties will execute a corresponding amendment to the Memorandum of Lease, with the party requesting the execution of such amendment bearing all costs of the amendment, including any recording fees. Either party will, following any termination of this Lease and upon the written request of the other party, execute a document setting forth the date of such termination, in a form suitable for recording. Failure of a party to execute such a document will not affect the termination, and in such event the party requesting the document may execute and file an affidavit setting forth the date of termination. The party requesting the execution of such document will bear all costs thereof, including any recording fees


34. EFFECT OF TENANT DEFAULTS. If an Event of Default then exists, Tenant will not be entitled to exercise any right it may have to lease additional space in the Building.

35. BROKER'S COMMISSION. Landlord and Tenant represent and warrant to each other that they have dealt with no brokers, finders or the like in connection with this Lease, and agree to indemnify each other and to hold each other harmless against all other claims, damages, costs or expenses of or for any other such fees or commissions resulting from their actions or agreements regarding the execution or performance of this Lease, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorney's fees.

36. GOVERNING LAW. This Lease will be construed under and governed by the laws of Connecticut. If any provision of this Lease is illegal or unenforceable, it will be severable and all other provisions will remain in force as though the severable provision had never been included.

37. ENTIRE AGREEMENT. This Lease contains the entire agreement between Landlord and Tenant regarding the Premises. Tenant agrees that it has not relied on any statement, representation or warranty of any person except as set out in this Lease. This Lease may be modified only by an agreement in writing signed by Landlord and Tenant. No surrender of the Premises, or of the remainder of the Term, will be valid unless accepted by Landlord in writing.

38. SUCCESSORS AND ASSIGNS. All provisions of this Lease will be binding on and for the benefit of the successors and assigns of Landlord and Tenant, except that no person or entity holding under or through Tenant in violation of any provision of this Lease will have any right or interest in this Lease or the Premises.

39. BUILDING ROOF RIGHTS. Tenant will have the right to use of the Building roof, at no cost, to install and use (all at Tenant's expense) an antenna, so long as such antenna or antennas: (a) is or are installed at Tenant's sole expense; (b) conform(s) with any applicable requirements of the City of Meriden, Connecticut; and (c) is or are constructed pursuant to plans and specifications and by a contractor and subcontractors approved in advance by Landlord in writing (which approval will not be unreasonably withheld or delayed). Tenant will pay and discharge all mechanic's, materialmen's and other liens regarding such antenna as provided in Section 13 of this Lease. Tenant's use of the Building roof will be in common with Landlord's use and will be subject to reasonable rules and regulations imposed by Landlord.

40. MEANING OF "OTHER TENANTS"; EFFECTIVE DATE. For purposes of this Lease, the term "other tenants" includes Landlord, to the extent that Landlord occupies the Building. Landlord and Tenant have executed this Lease to be effective as of the date stated in the first paragraph of this Lease.


Landlord:
999 RESEARCH PARKWAY INC.

By ______________________________________

Its ______________________________________

Tenant:

AMERICAN LIGHTWAVE SYSTEMS, INC.

By _____________________________________

Its ______________________________________

EXHIBIT A

Arbitration Procedures

The parties to this Lease will initially attempt to agree upon the matter in question. If they have been unable to so agree within the period that they are required to agree as to such matter under the Lease, if any, then either party may request by written notice to the other party ("Arbitration Request") that the matter be determined by an arbitration board consisting of three reputable real estate professionals who are recognized experts regarding office/production leases in the Meriden, Connecticut area. One arbitrator will be appointed by each party, and each such arbitrator will have no material financial or other business interest in common with the party selecting such arbitrator. If a party fails to appoint an arbitrator and notify the other party of such appointment within 30 days after the Arbitration Request is made, then the arbitrator that was appointed by such other party within such 30 day period will be the sole arbitrator. If two arbitrators are properly appointed and such first two arbitrators are unable to agree on a third arbitrator within thirty
(30) days after the appointment of the second arbitrator, then such third arbitrator will be appointed by the presiding judge of the New Haven County Superior Court, or by any person to whom such presiding judge formally delegates the matter, or, if such methods of appointment fail, by the American Arbitration Association.

If the matter in question is the determination of the Market Rent the parties will submit a copy of this Lease to the sole arbitrator or the three arbitrators, as the case may be. If the arbitration is conducted by a sole arbitrator, such sole arbitrator will render his or her determination of the Market Rent applicable during the period in question to the parties by the 60th day after the Arbitration Request was made. If the arbitration is conducted by three arbitrators, each arbitrator will submit his or her determination(s) of the Market Rent applicable during the period in question in a sealed envelope by the 30th day following appointment of the last arbitrator, and any determinations not submitted by such time shall be disregarded. In such case, the parties will meet on such 30th day (or if it is not a business day, on he first business day thereafter) at 11:00 a.m. at the office of Landlord, or such other place as the parties may agree, and simultaneously deliver the determinations. If the determinations of at least two of the arbitrators are identical in amount, such amount will be deemed the decision of the arbitrators. If the determination of the three arbitrators are different in amount, the decision as to the Market Rent will be independently determined as follows:

     (a) If neither the highest nor lowest determination differs from the middle determination by more than 15% of such middle determination, then the decision will be deemed to be the average of the three determinations; and determination, then the decision will be deemed to be the average of the three determinations; and

     (b) If clause (a) does not apply, then the decision will be deemed to be the average of the middle determination and the determination closest in amount to such middle determination.

If the matter in question is a matter other than the determination of Market Rent, then the decision of the sole arbitrator or the decision of any two of the three arbitrators will control, and such decision will be made and delivered to Landlord and Tenant by such arbitrator or arbitrators not later than the date 60 days after the Arbitration Request was made (in the case of an arbitration conducted by a sole arbitrator) or the 30th day following the appointment of the last arbitrator (in the case of an arbitration conducted by three arbitrators). An arbitration of any matter other than Market Rent will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

The decision of the arbitrators, determined as above set forth, will be final and non-appealable. The fees and expenses of the arbitrator or arbitrators will be shared equally by Landlord and Tenant regarding an Arbitration to determine Market Rent, and will be paid by the prevailing party, as determined by the sole arbitrator or the majority of the three arbitrators, regarding any other Arbitration. The costs of all counsel, experts and other representatives that are retained by a party will be paid by such party.

During the period of time that any arbitration is pending under this Lease, the parties to this Lease will continue to comply with all those terms and provisions that are not the subject of the arbitration.

EXHIBIT C

LEGAL DESCRIPTION OF LAND

SCHEDULE E

SEVERABLE PROPERTY

All office furniture and equipment (desks, files, chairs, bookcases, projectors, screens, viewers, credenzas, waste containers, typewriter stands, typewriters an like items);

All decorations, paintings, and statuary of Tenant and its employees;

All telephones and communication equipment;

All specialized furniture include lobby furniture, conference room furniture and cafeteria furniture, other than specialized receptionists desks;

Potted plants, trees, and shrubs located on the interior of the building;

All mail room furniture and equipment to include benches, meters, scales, shelves,

Trash compactors;

Exterior or interior cleaning or maintenance tools and equipment;

All printing/copying accessories as decollators, bursters, collators, etc.;

All computer equipment (other than building HVAC devices) such as computers, printers, controllers, memory devices and motor-generator sets; and

All personal property of Tenant and its employees.